Exhibit 99.1

Idera Pharmaceuticals Contacts:

Jill Conwell Investor Relations & Corporate Communications Phone (484) 348-1675 JConwell@IderaPharma.com	John J. Kirby Chief Financial Officer Phone (484) 348-1627 JKirby@IderaPharma.com

Idera Pharmaceuticals Announces Private Placement of up to $20.0 Million

EXTON, PA, July 15, 2020 — Idera Pharmaceuticals, Inc. (Nasdaq: IDRA) today announced entering into an agreement with a fund affiliated with institutional investors providing for a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to which Idera has sold shares of common stock (or common stock equivalents), together with accompanying warrants to purchase additional shares of common stock, for aggregate gross proceeds of $5.1 million (Tranche 1). The combined purchase price per share of common stock (or common stock equivalent) and accompanying full warrant was $1.845. The common stock warrants have an exercise price of $2.58 per share and a term of three years and are exercisable at any time or times, provided that the investors will be prohibited from exercising a common warrant for shares of common stock to the extent that the investors would beneficially own in excess of 19.99% of the total number of shares of common stock then issued and outstanding (Beneficial Ownership Limitation).

Pursuant to the agreement, the investors may, at their option, make a further investment of an additional $5.1 million to purchase shares of common stock equivalents, together with accompanying common stock warrants to purchase additional shares of common stock with 35% warrant coverage (Tranche 2). The combined purchase price per share of common stock (or common stock equivalent) and accompanying 0.35 warrant will be $6.50 per share. The common stock warrants, if issued, will have an exercise price of $9.75 per share, a term of three years and are exercisable at any time or times, provided that the investors will be prohibited from exercising a common warrant for shares of common stock to the extent that the investors would beneficially own in excess of the Beneficial Ownership Limitation.

The investors’ option to invest in Tranche 2 must occur no later than the tenth business day following the announcement of overall response rate data from the Company’s ILLUMINATE-301 trial of its lead product, tilsotolimod, in combination with ipilimumab for the treatment of anti-PD-1 refractory advanced melanoma. To the extent Tranche 2 is closed and inclusive of proceeds from the exercise of warrants issuable in this private placement, the Company may receive up to $20.0 million in gross proceeds.

The Company plans to use the initial proceeds and, if exercised, subsequent proceeds from the financing for the ongoing clinical development of tilsotolimod, its potential NDA filing and commercial launch, and for general corporate purposes.

The shares of common stock (or common stock equivalents) and warrants sold in the private placement have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tilsotolimod (IMO-2125)

Tilsotolimod is an investigational, synthetic Toll-like receptor 9 agonist. Intratumoral injection of tilsotolimod has been shown to promote both innate (Type-I IFN, antigen presentation) and adaptive (T cells) immune activation. Tumors with an active immune response appear to respond better to CPIs than those that exclude or inhibit anti-tumor immune cells. Tilsotolimod in combination with CPIs may cause regression of locally injected and distant tumor lesions and increase the number of patients who benefit from immunotherapy.

Tilsotolimod has received both Fast Track designation and Orphan Drug designation from the FDA and is being evaluated in multiple tumor types and in combination with multiple checkpoint inhibitors. For more information on tilsotolimod trials, please visit www.clinicaltrials.gov.

About Idera Pharmaceuticals

Harnessing the approach of the earliest researchers in immunotherapy and the company’s vast experience in developing proprietary immunology platforms, Idera’s development program is focused on priming the immune system to play a more powerful role in fighting cancer, ultimately increasing the number of people who can benefit from immunotherapy. Idera also continues to focus on the acquisition, development, and ultimate commercialization of drug candidates for both oncology and rare disease indications characterized by small, well-defined patient populations with serious unmet needs. To learn more about Idera, visit www.iderapharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding Tranche 2, the use of proceeds, the Company's strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, clinical trials, plans, and objectives of management, are forward-looking statements. The words "believes," "anticipates," "estimates," "plans," "expects," "intends," "may," "could," "should," "potential," "likely," "projects," "continue," "will," and "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Idera cannot guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company's forward-looking statements. There are a number of important factors that could cause Idera's actual results to differ materially from those indicated or implied by its forward-looking statements. Factors that may cause such a difference include: factors affecting Tranche 2 closing, whether the Company’s cash resources will be sufficient to fund the Company’s continuing operations and the further development of the Company’s programs for the period anticipated; whether interim results from a clinical trial will be predictive of the final results of the trial; whether results obtained in preclinical studies and clinical trials will be indicative of the results that will be generated in future clinical trials, including in clinical trials in different disease indications; whether products based on Idera's technology will advance into or through the clinical trial process when anticipated or at all or warrant submission for regulatory approval; whether such products will receive approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies; whether, if the Company's products receive approval, they will be successfully distributed and marketed; whether the Company's collaborations will be successful; and such other important factors as are set forth under the caption "Risk factors" in the Company’s filings with the Securities and Exchange Commission. While Idera may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.